Exhibit (d)(3)

SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (this “Agreement”) made this 26th day of January, 2010 (“Effective Date”), by and between IndexIQ Advisors LLC (“IQ”), and Esposito Partners, LLC (the “Sub-adviser”).

1.     Duties of Sub-adviser. IQ hereby appoints the Sub-adviser to act as investment sub-adviser to the funds listed on Schedule 1, hereto, (each, a “Fund” and, collectively, the “Funds”), a series of the IndexIQ ETF Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the period and on such terms as are set forth in this Agreement. IQ employs the Sub-adviser, with respect to each Fund, to: (i) manage the investment and reinvestment of the assets of the Fund; (ii) continuously review, supervise and administer the investment program of the Fund (including the investment restrictions and guidelines of the Fund, the “Investment Program”); (iii) determine the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested in accordance with the Fund’s Investment Program; (iv) designate the identity and weighting of the Securities in the Deposit Securities and the Fund Securities (as such terms are defined in the Registration Statement) in accordance with the Fund’s Investment Program; (v) provide IQ and the Trust with records concerning the Sub-adviser’s activities which IQ is required to maintain as an investment adviser of a registered investment company pursuant to the 1940 Act (defined below) and Advisers Act (defined below) and the rules thereunder; (vi) file with the SEC all required forms pursuant to Section 13F and 13G of the Securities Exchange Act of 1934; and (vii) render regular reports to IQ, the Trust’s officers and the Trust’s Board of Trustees (the “Board”) concerning the Sub-adviser’s discharge of the foregoing responsibilities.

     The Sub-adviser will oversee the maintenance of all books and records with respect to the securities transactions of each Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser agrees that all records which it maintains for the Trust are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the 1940 Act and further agrees to surrender promptly to the Trust any records which it so maintains, upon request by IQ or the Trust or upon termination of this Agreement for any reason. The obligation to surrender records shall survive the termination of this Agreement. The Sub-adviser shall discharge the foregoing responsibilities subject to the control of IQ and the officers of the Trust and the Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement (Nos. 811-22227; 333-152915), including the Funds’ prospectus and statement of additional information, as each may be updated or amended, from time to time, and applicable laws and regulations. In carrying out its responsibilities hereunder, the Sub-adviser will consult with IQ on a regular basis regarding the management of the Series. The Sub-adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided therein.

     The assets of the Funds will be maintained in the custody of a custodian (who shall be identified by IQ in writing). The Sub-adviser will not have custody of any securities, cash or other assets of the Funds and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Funds, and the Sub-adviser shall have no authority responsibility or obligation with respect to the custody receipt or delivery of securities or other assets of the Funds. IQ shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

2.     Representations of Sub-adviser. The Sub-adviser represents, warrants and agrees as follows:

A.     The Sub-adviser (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify IQ of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser or investment sub-adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-adviser will also promptly notify each Fund and IQ if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or the Sub-adviser; provided, however, that routine regulatory examinations of the Sub-adviser shall not be required to be reported by this provision.

B.     The Sub-adviser is currently in material compliance and shall at all times continue to be in material compliance with the requirements imposed upon the Sub-adviser by applicable law and regulations.

C.     The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide IQ and the Board of Trustees of the Trust with a copy of such code of ethics, together with evidence of its adoption. Within thirty days of the end of each calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-adviser shall certify to IQ that, during the previous quarter, the Sub-adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1, the Sub-adviser adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-adviser and its supervised persons under the Advisers Act, and that there has been no material violation of the Sub-adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of IQ, the Sub-adviser shall permit IQ, its employees or its agents to examine the reports required to be made to the Sub-adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-adviser’s code of ethics.

D.     The Sub-adviser has provided IQ with a copy of its Form ADV, Parts I and II, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC (with respect to Part I) and most recently updated (with respect to Part II) and promptly will furnish a copy of all amendments to IQ on an annual basis. Such amendments shall reflect all changes in the Sub-adviser’s organizational structure, professional staff or other significant developments affecting the Sub-adviser, as required by the Advisers Act.

E.     The Sub-adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F.     The Sub-adviser agrees that it will not knowingly in any way refer directly or indirectly to its relationship with the Trust, the Funds, IQ or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of IQ, except as required by rule, regulation or upon the request of a governmental authority.

G.     Sub-adviser agrees not to consult with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other fund of the Trust, or (iii) other sub-advisers to an investment company under common control with any fund of the Trust, concerning transactions for a Fund in securities or other assets.

H.     The Sub-adviser acknowledges that ALPS Advisers, Inc., Trust’s distributor, IQ and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-adviser hereby agrees that it shall not consult with any other sub-adviser to the Trust with respect to transactions in securities for a Fund’s portfolio or any other transactions of Trust assets.

I.     The Sub-adviser maintains business continuity procedures that comply with applicable law.

J.     The Sub-adviser will provide IQ with copies of Sub-adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act. To the extent a Fund is required by the 1940 Act to adopt any such policy or procedure, IQ will submit such policy or procedure to the Trust’s Board of Trustees for adoption by the Fund, with such modifications or additions thereto as the Board of Trustees or IQ may recommend with the concurrence of Sub-adviser. At IQ’s request, the Sub-adviser’s Chief Compliance Officer shall provide to IQ’s Chief Compliance Officer or his or her delegate the following:

     (i).     on a quarterly basis, a report of any material changes to the Sub-adviser’s policies and procedures;

     (ii).     on a quarterly basis, a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-adviser’s policies and procedures;

     (iii).     a copy of the Sub-adviser’s Chief Compliance Officer’s report with respect to the annual review of the Sub-adviser’s policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act; and

     (iv).     an annual certification regarding the Sub-adviser’s compliance with Rule 206(4)-8 under the Advisers Act and Section 38a-1 of the 1940 Act, as well as the foregoing sub-paragraphs (i) through (iii).

K.     The Sub-adviser shall cooperate promptly and fully with IQ and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Funds or IQ brought by any governmental or regulatory authorities.

L.     The Sub-adviser will, unless and until otherwise directed by IQ, exercise all rights of security holders with respect to securities held by the Funds, including, but not limited to: voting proxies in accordance with the Sub-adviser’s then-current proxy voting policies.

M.     The Sub-adviser, in connection with its rights and duties with respect to the Funds and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

3.     Portfolio Transactions. The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution. The Sub-adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Funds as well as its other customers, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations. The Sub-adviser will promptly communicate to IQ and the officers and the Board of Trustees of the Trust such information relating to Fund transactions as they may reasonably request. The Sub-adviser is not authorized to engage in “soft-dollar” transactions permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended, without the express written approval of the IQ or the Board of Trustees of the Trust.

4.     Compensation of the Sub-adviser.

A.     For the services to be rendered by the Sub-adviser as provided in Section 1 of this Agreement, IQ shall pay to the Sub-adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of each Fund’s average daily net assets or minimum fees. The annual percentage rate and minimum fees for each Fund is set forth on Appendix A hereto. Neither the Trust nor the Funds shall be responsible for any portion of the compensation payable to the Sub-adviser hereunder. In addition, IQ shall be responsible for extraordinary expenses incurred by the Sub-adviser in performing its services hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

B.     In compensation for certain necessary start-up costs that Sub-adviser shall incur in connection with this Agreement, as specifically set forth in Appendix B, if the Agreement is terminated other than a Cause Termination (as defined below) during the initial first-year term, (i) the remainder of the annualized minimums set forth in Appendix A will be immediately due for any Fund that has been launched prior to the date of termination or (ii) an amount equal to $15,000 per Fund will be immediately due for any Fund for which the Advisor has communicated in writing (including email) that the Advisor intends to launch (beyond its inclusion on Schedule 1) and for which the Sub-Advisor has begun development work to prepare for launch, but which ultimately is not launched and which is not specifically replaced by another Fund, as agreed to by the parties hereto.

C.     For terms after the initial first-year term, in the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.

5.     Reports. IQ agrees to furnish to the Sub-adviser current prospectuses, proxy statements, reports to shareholders, financial statements and such other information relating to the Funds as the Sub-adviser may reasonably request. The Sub-adviser agrees to furnish to IQ and to the Trust such information concerning its own affairs as IQ or the Trust may reasonably request, including copies of its Form ADV and any other filings of the Sub-adviser with the U.S. Securities and Exchange Commission, certified copies of its financial statements and such other materials as are commonly used by registrants in connection with the annual consideration of an advisory agreement’s continuance.

6.     Status of Sub-adviser. The services of the Sub-adviser to IQ and the Series are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others.

7.     Liability of Sub-adviser. (a) In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Sub-adviser of its obligations and duties hereunder, (iii) a loss resulting from a breach of fiduciary duty by the Sub-adviser with respect to the receipt of compensation for its services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), (iv) any untrue statement of a material fact contained in the prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the omission to state therein a material fact known to the Sub-adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to IQ or the Trust, or the omission of such information, by the Sub-adviser for use therein, neither the Sub-adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by IQ, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-adviser or its affiliates with respect to each Fund. (b) In no event shall the Sub-adviser be liable for: (i) acting in accordance with instructions from IQ, (ii) for special or punitive damages, or (iii) for any losses due to forces beyond the control of the Sub-adviser including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (provided, in such occurrences, that the Sub-adviser has maintained commercially reasonable business continuity procedures), provided, however, that the Sub-adviser has taken commercially reasonable steps to mitigate such losses. (c) IQ shall indemnify Sub-adviser and hold it harmless against any and all claims, losses, liabilities, damages or expenses, including reasonable attorneys’ fees and expenses, howsoever arising from or in connection with this Agreement or the performance of its own duties hereunder, provided that IQ shall not indemnify or hold harmless the Sub-adviser for any losses, claims, damages, liabilities or litigation (including reasonable attorneys’ fees and expenses) arising out of or based on (i) any material breach by the Sub-adviser of this Agreement, including any breach of the representations and warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the omission to state therein a material fact known to the Sub-adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to IQ or the Trust, or the omission of such information, by the Sub-adviser for use therein.

8.     Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Trust and applicable law and regulation, shareholders of the Trust and/or IQ are or may be interested in the Sub-adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; trustees, officers, agents and shareholders of the Sub-adviser are or may be interested in the Trust and/or IQ as shareholders or otherwise; and the Sub-adviser (or any successor) is or may be interested in the Trust and/or IQ as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by said Declaration of Trust and applicable law and regulations, including the provisions of the 1940 Act.

9.     Duration and Termination. This Agreement shall become effective upon the Effective Date, provided that this Agreement shall not take effect with respect to the Funds unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement and who are not interested persons of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund. This Agreement, unless sooner terminated as provided herein, shall continue for two (2) years from the date hereof and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually by IQ and the Board of Trustees, including the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated upon written notice to the other party that the other party is in material breach of this Agreement if the party alleged to be in material breach of this Agreement fails to cure such breach within thirty (30) days after written notice (a “Cause Termination”), which written notice and opportunity to cure is required to be provided as set forth in paragraph 14. This Agreement may be terminated with respect to any or all Funds by IQ or by a Fund at any time without the payment of any penalty, or by vote of a majority of the outstanding voting securities of such Fund, on 60 days’ written notice to the Sub-adviser and, in the case of termination by IQ, to the Trust. This Agreement may be terminated with respect to a Fund by the Sub-adviser at any time, without the payment of any penalty, upon 60 days’ written notice to IQ and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee. As used in this Section 9, the terms “assignment,” “interested persons,” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a) of the 1940 Act.

10.     Amendment of Agreement. Subject to the requirements of the 1940 Act, this Agreement may be amended by mutual consent of the parties.

11.     Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Sections 7, 11 and 12 of this Agreement shall survive the termination of this Agreement.

12.     Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act

13.     Subject to any other written instructions of IQ or the Trust, the Sub-adviser is hereby appointed agent and attorney-in-fact for the limited purposes of executing on behalf of the Funds: account documentation, transaction term sheets and confirmations, certifications regarding the Funds’ status as an accredited investor, qualified institutional buyer or qualified purchaser and certifications regarding other factual matters as may be requested by brokers, dealers or counter parties in connection with its management of the Funds’ assets. However, nothing in this section shall be construed as imposing a duty on the Sub-adviser to act in its capacity as attorney-in-fact for the Funds.

14.     Notice. A Notice shall be deemed to have been given at the following times: (a) on the date of service if served personally on the person to whom notice is to be given; (b) on the first business day after transmission if transmitted by electronic facsimile; (c) on the first business day after actual receipt by the courier service if deposited with an overnight express courier service with instructions for delivery on the next business day; or (d) on the fourth day after mailing if mailed to the party to whom notice is to be given by first class mail, postage prepaid, addressed to the party as follows:

IndexIQ Advisors LLC	David L. Fogel c/o IndexIQ 800 Westchester Avenue, Suite N-611 Rye Brook, NY 10573 914-697-4945 Phone dfogel@indexiq.com Email

Esposito Partners, LLC	Mark Esposito Esposito Partners, LLC 300 Crescent Court, Suite 650 Dallas, TX 75201Telephone: (214) 755-2515 Telecopier: (214) 855-2160 Email: mark@espositoglobal.com

Any notice by the methods set forth above shall also be sent by email to the address indicated on the date the notice is delivered, transmitted, couriered, and/or mailed.

15.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

IndexIQ Advisors LLC	Esposito Partners, LLC
By	By
Name:	Name:
Title:	Title:

Schedule 1

Funds

IQ Indonesia Small Cap ETF